Exhibit 10.2

CENTER FINANCIAL CORPORATION

1996 STOCK OPTION PLAN

As Amended and Restated March 24, 2004

1. Purpose. The purpose of the 1996 Stock Option Plan (the “Plan”) is to strengthen Center Financial Corporation (the “Company”) and those corporations which are or hereafter become subsidiary corporations of the Company, within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), by providing to participating employees and directors added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and its subsidiary corporations. The Plan seeks to accomplish these purposes and results by providing a means whereby such employees and directors may purchase shares of the common stock of the Company pursuant to (a) options granted pursuant to the Incentive Stock Option Plan (the “Incentive Plan”) (Division A hereof) which will qualify as incentive stock options under Section 422 of the Code (“Incentive Options”), or (b) options granted pursuant to the Non-Qualified Stock Option Plan (the “Non-Qualified Plan”) (Division B hereof) which are intended to be non-qualified stock options described in Treas. Reg. ’1.83-7 to which Section 421 of the Code does not apply (“Non-Qualified Options”). (Hereinafter, the term “Options” shall collectively refer to Incentive Options and Non-Qualified Options.) The Plan was originally adopted by the Board of Directors of Center Bank (now a wholly owned subsidiary of the Company) and approved by Center Bank’s shareholders in 1996, and was assumed by the Company as part of the holding company reorganization effective in October 2002.

2. Administration. This Plan shall be administered by the Company’s Personnel and Compensation Committee (the “Committee”) with respect to (i) approving Option grants to the Company’s “Named Executive Officers” as that term is defined in applicable SEC regulations; (ii) modifying or canceling existing grants to Named Executive Officers; or (iii) imposing limitations, restrictions and conditions upon any such grant as the Committee deems necessary or advisable. The Board of Directors (the “Board”) shall administer the Plan in all other respects, unless the Board in its discretion shall elect to delegate such administration to the Committee with respect to such other aspects of the Plan. The members of the Committee shall at all times (i) meet the independence requirements of the Nasdaq Stock Market, Inc.; (ii) qualify as “non-employee directors” as defined in Section 16 of the Exchange Act; and (iii) qualify as “outside directors” under Section 162(m) of the Code. In connection with the administration of the Plan, the Committee, to the extent authorized, shall have the powers possessed by the Board. Nothing contained herein shall prevent the Board of Directors from delegating to the Committee full power and authority over the administration of the Plan. In addition, the Board or the Committee may, in its discretion, delegate to the Chief Executive Officer, authority to grant stock options to officers and employees who are neither executive officers nor directors of the Company or its subsidiaries.

Any action of the Board of Directors (or the Committee) with respect to administration of the Plan shall be taken pursuant to a majority vote of its members; provided, however, that with respect to action taken by the Board of Directors in granting an option to an individual director, such action must be authorized by the required number of directors without counting the interested director, who shall abstain as to any vote on his option. An interested director may be counted in determining the presence of a quorum at a meeting of the Board of Directors where such action will be taken.

Subject to the express provisions of the Plan, the Board of Directors (or the Committee) shall have the authority to construe and interpret the Plan, and to define the terms used therein, to prescribe, amend, and rescind rules and regulations relating to administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for administration of the Plan, including, without limitation, compliance with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended. Determinations of the Board of Directors (or the Committee) on matters referred to in this section shall be final and conclusive.

3. Participation; Limitation on Amount of Outstanding Options. All full-time salaried employees of the Company and its subsidiary corporations shall be eligible for selection to receive both Incentive Options and Non-Qualified Options. Directors of the Company and its subsidiary corporations who are not also full-time salaried officers or employees of the Company or a subsidiary corporation shall be eligible to receive only Non-Qualified Options under the Plan. Subject to the express provisions of the Plan, the Board of Directors (or the Committee or the Chief Executive Officer, if authorized) shall select from the eligible class and determine the individuals who shall receive Options, whether such Options shall be Incentive Options or Non-Qualified Options, and the terms and provisions of the Options, and shall grant such Options to such individuals. An individual who has been granted an Option (an “Optionee”) may, if such individual is otherwise eligible, be granted additional Options if the Board of Directors (or the Committee or the Chief Executive Officer, if authorized) shall so determine. However, the Company may not grant Options under the Plan for more than 1,000,000 shares to any one participant in any calendar year, subject to adjustment as provided in Section 13 hereof.

4. Stock Subject to the Plan. The stock to be offered under the Plan shall be shares of the Company’s authorized but unissued common stock, no par value (hereinafter called “stock”). As of March 24, 2004 (the date of restatement of the Plan), and subject to further adjustment as provided in Section 13 hereof, the aggregate amount of stock to be delivered upon exercise of all Options granted under the Plan, whether Incentive Options or Non-Qualified Options, shall not exceed One Million Two Hundred Fifty-Three Thousand Four Hundred Seventeen (1,253,417) shares. If any Option shall expire for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of the Plan.

5. Option Price. The purchase price of stock subject to each Option shall be determined by the Board of Directors (or the Committee) but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such Option is granted. As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company, the purchase price must be at least one hundred ten percent (110%) of the fair market value of the stock at the time when such Option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treas. Reg. ‘20.2031-2. The purchase price of any shares purchased shall be paid in full in cash at the time of each such purchase.

6. Option Period. Each Option and all rights or obligations thereunder shall expire on such date as the Board of Directors (or the Committee) may determine, but not later than ten (10) years from the date such Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan. As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company (whether acquired upon exercise of Options or otherwise), such Option must not be exercisable by its terms after five (5) years from the date of its grant.

7. Continuation of Employment. In the case of employees, nothing contained in the Plan (or in any Option agreement) shall obligate the Company or its subsidiary corporations to employ any Optionee for any period or interfere in any way with the right of the Company or its subsidiary corporations to reduce such Optionee’s compensation.

8. Exercise of Options. Each Option shall become exercisable in such installments, which need not be equal, and upon such contingencies as the Board of Directors (or the Committee) shall determine; provided, however, that if an Optionee shall not in any given installment period purchase all of the shares which such Optionee is entitled to purchase in such installment period, such Optionee’s right to purchase any shares not purchased in such installment period shall continue until the expiration of such Option. No Option or installment thereof shall be exercisable except with respect to whole shares, and fractional share interests shall be disregarded except that they may be accumulated in accordance with the next preceding sentence. Options may be exercised by ten (10) days written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with cash in the amount of the purchase price for such shares. No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number which may be purchased under the Option. As a condition to the exercise of a Non-Qualified Option, in whole or in part, by an Optionee who is an employee of the Company (or who was an employee during the term of the Option), the Optionee shall be required to pay to the Company, in addition to the purchase price for the shares being exercised, an amount equal to any taxes required to be withheld by the Company in order to enable the Company to claim a deduction in connection with the exercise of the Option.

Options may also be exercised by delivering to the Company (i) an exercise notice instructing the Company to deliver the certificates for the shares purchased to a designated brokerage firm which shall sell the stock in the market as soon as the Option is exercised; and (ii) a copy of irrevocable instructions delivered to the brokerage firm to sell the shares acquired upon exercise of the Option and to deliver to the Company from the sale proceeds sufficient cash to pay the exercise price and applicable withholding taxes arising as a result of the exercise, with the balance of the sales proceeds, if any, after payment of any broker’s commission, credited to the Optionee’s brokerage account.

The Company may require any Optionee, or any person to whom an Option is transferred under Sections 9 and 12 hereof, as a condition of exercising any such Option, to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The requirement of providing written assurances, and any assurances given pursuant to the requirement, shall be inoperative if (i) the shares to be issued upon the exercise of the Option have been registered under a then currently effective registration statement under the Securities Act of 1933, as amended, or (ii) a determination is made by counsel for the Company that such written assurances are not required in the circumstances under the then applicable federal securities laws.

9. Nontransferability of Options. Each Option shall, by its terms, be nontransferable by the Optionee, other than by Will or the laws of descent and distribution, and shall be exercisable during such Optionee’s lifetime only by the Optionee.

10. Cessation of Employment; Disability. Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or to serve as a director of the Company or a subsidiary corporation for any reason other than death or disability, such Optionee’s Option shall expire thirty (30) days thereafter, and during such period after such Optionee ceases to be an employee or director, such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation. Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or ceases to serve as a director of the Company or a subsidiary corporation by reason of disability (within the meaning of Section 22(e)(3) of the Code), such Optionee’s Option shall expire not later than one (1) year thereafter, and during such period after such Optionee ceases to be an employee or director such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.

11. Termination of Employment for Cause. If an Optionee’s employment by or service as a director of the Company or a subsidiary corporation is terminated for cause, such Optionee’s Option shall expire immediately; provided, however, that the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Option by giving written notice of such waiver to the Optionee at such Optionee’s last known address. In the event of such waiver, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if such Optionee had ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation upon the date of such termination for a reason other than cause, disability, or death. In the case of an employee, termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, conviction of illegal activity in connection therewith, any conduct seriously detrimental to the interests of the Company or a subsidiary corporation, or removal pursuant to the exercise of regulatory authority by the Board of Governors of the Federal Reserve System (the “FRB”) or any applicable bank supervisory agency; and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive. In the case of a director, termination for cause shall include removal pursuant to

Sections 302 or 304 of the California Corporations Code or removal pursuant to the exercise of regulatory authority by the FRB or any applicable bank supervisory agency.

12. Death of Optionee. Except as provided in Section 6 hereof, if any Optionee dies while employed by or serving as a director of the Company or a subsidiary corporation or during the 30-day or one-year period referred to in Section 10 hereof, such Optionee’s Option shall expire one (1) year after the date of such death. After such death but before such expiration, the persons to whom the Optionee’s rights under the Option shall have passed by Will or by the applicable laws of descent and distribution shall have the right to exercise such Option to the extent that installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.

13. Adjustments Upon Changes in Capitalization. If the outstanding shares of the stock of the Company are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share subject to the Option. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

14. Terminating Events. Not less than thirty (30) days prior to a “Terminating Event” as defined below, the Board of Directors (or the Committee) shall notify each Optionee of the pendency of the Terminating Event. Upon delivery of said notice, any Option granted prior to the Terminating Event shall be, notwithstanding the provisions of Section 8 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan, and further subject to the condition that the Terminating Event in fact occurs. Optionees shall then be entitled to exercise any Options or portions thereof commencing on the tenth (10th) day, and ending on the third (3rd) day, prior to the Terminating Event, or at such other times as may be specified by the Board of Directors in connection with the Terminating Event. Upon the effective date of the Terminating Event, the Plan and any Options granted thereunder shall terminate, unless (i) provision is made in connection with the Terminating Event for assumption of Options theretofore granted, or substitution for such Options of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and class of shares and prices, or (ii) in the case of a “change in control” as defined below, the Board of Directors in its sole discretion determines prior to the effective date of the Terminating Event that all outstanding Options and the Plan itself should continue in full force and effect. In the case of such a determination by the Board of Directors, or in the event that any pending Terminating Event does not occur, the Plan and all outstanding Options thereunder shall continue in force with all original vesting schedules in effect.

For purposes of this Section 14, a “Terminating Event” shall include: (i) a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving corporation, (ii) a sale of substantially all the assets and property of the Company to another person, corporation or entity, or (iii) a “change in control,” i.e., any other single transaction involving the Company (such as a tender offer) where there is a change in ownership of at least twenty-five percent (25%) of the Company’s outstanding shares, unless such change in ownership results from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (ii) the issuance of additional shares of stock by the Company in a public stock offering or similar transaction.

15. Acceleration of Options. Notwithstanding the provisions of Section 8 hereof or any provision to the contrary contained in any Option agreement, the Board of Directors (or the Committee), in its sole discretion, may accelerate the vesting of all or any Option then outstanding. The decision by the Board of Directors to accelerate an Option or to decline to accelerate an Option shall be final. In the event of the acceleration of the exercisability of Options as the result of a decision by the Board of Directors pursuant to this Section 15, each outstanding Option so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Board of Directors may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Option) may not adversely affect the rights of any Participant without the consent of the Participant so adversely affected. Any outstanding Option which has not been exercised by the holder at the end of such period shall terminate automatically at that time.

16. Amendment and Termination by Board of Directors. The Board of Directors may at any time suspend, amend, or terminate the Plan and may, with the consent of an Optionee, make such modification of the terms and conditions of such Optionee’s Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 13 hereof, any amendment or modification which would:

(a)	increase the maximum number of shares which may be purchased pursuant to Options granted under the Plan;

(b)	change the minimum option price;

(c)	increase the maximum term of Options provided for herein; or

(d)	permit Options to be granted to anyone other than a director or a full-time salaried officer or employee of the Company or a subsidiary corporation,

requires the approval of the Company’s shareholders as described below. Any amendment or modification requiring shareholder approval shall be deemed adopted as of the date of the action of the Board of Directors effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve (12) months before or after the effective date by shareholders of the Company holding not less than a majority of the voting power of the Company.

Notwithstanding the above, the Board of Directors (or the Committee or the Chief Executive Officer, if authorized) may grant to an Optionee, if such Optionee is otherwise eligible, additional Options or, with the consent of the Optionee, grant a new Option in lieu of an outstanding Option for a number of shares, at a purchase price and for a term which in any respect is greater or less than that of the earlier Option, subject to the limitations of Sections 5, 6 and A-2 hereof.

No Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option outstanding prior to such amendment, suspension or termination of the Plan.

17. Time of Granting Options. The time an Option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board of Directors (or the Committee or the Chief Executive Officer, if authorized) described in Section 2 hereof; provided, however, that if appropriate resolutions of the Board of Directors (or the Committee) indicate that an Option is to be granted as of and on some future date, the time such Option is granted shall be such future date. If action by the Board of Directors (or the Committee) is taken by the unanimous written consent of its members, the action of the Board of Directors (or the Committee) shall be deemed to be at the time the last Board (or Committee) member signs the consent.

18. Privileges of Stock Ownership; Securities Laws Compliance; Notice of Sale. No Optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered. No shares shall be issued upon the exercise of any Option unless and until any then applicable requirements of any regulatory agencies having jurisdiction, and of any exchanges upon which stock of the Company may be listed, shall have been complied with fully. The Company will diligently endeavor to comply with all applicable securities laws before any Options are granted under the Plan and before any stock is issued pursuant to Options. The Company has registered the underlying shares of common stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All Optionees shall agree to comply with all applicable federal and state securities laws in connection with any sale or other disposition of such common stock. Additionally, all Optionees shall give the Company notice of any sale or other disposition of any such shares not more than five (5) days after such sale or other disposition.

19. Effective Date of the Plan. The effective date of the Plan is February 14, 1996.

20. Termination. Unless previously terminated by the Board of Directors or as provided in Section 14 hereof, the Plan shall terminate at the close of business on February 14, 2006, and no Options shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

21. Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement executed by the Company and the Optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, including whether the

Option is an Incentive Option or Non-Qualified Option, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan.

22. Exculpation and Indemnification. The Company shall indemnify and hold harmless a member or members of the Board of Directors (or the Committee), in any action brought against such member or members to the maximum extent permitted by then applicable law and the Articles of Incorporation and Bylaws of the Company and any amendments thereto.

DIVISION A

INCENTIVE STOCK OPTION PLAN

A-1. Eligible Persons. All full-time salaried officers and employees of the Company and its subsidiary corporations shall be eligible for selection to participate in the Incentive Plan. Notwithstanding any other provisions of the Plan to the contrary, no director of the Company or a subsidiary corporation who is not a full-time salaried employee of the Company or a subsidiary corporation may be granted options under the Incentive Plan.

A-2. Limit on Exercisability. The aggregate fair market value (determined as of the time the Option is granted) of the stock for which any full-time salaried officer or employee may be granted Incentive Options which are first exercisable during any one calendar year (under all Incentive Stock Option Plans of such employee’s employer corporation and its subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000).

A-3. Interpretation of Plan. Options granted pursuant to the Incentive Plan are intended to be “incentive stock options” within the meaning of Section 422 of the Code, and the Incentive Plan shall be construed to implement that intent. If all or any part of an Incentive Option shall not be deemed an “incentive stock option” within the meaning of Section 422 of the Code, whether by reason of Section 422(b)(6) of the Code or otherwise, said Option shall nevertheless be valid and carried into effect as a Non-Qualified Option.

DIVISION B

NON-QUALIFIED STOCK OPTION PLAN

B-1. Eligible Persons. All full-time salaried officers and employees and all directors of the Company and its subsidiary corporations, except members of the Committee, shall be eligible for selection to participate in the Non-Qualified Plan.

B-2. Interpretation of Plan. Options granted pursuant to the Non-Qualified Plan are intended to be non-qualified stock options described in Treas. Reg. ’ 1.83-7 to which Section 421 of the Code does not apply, and the Non-Qualified Plan shall be construed to implement that intent.